UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

LASERLOCK TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Nevada	0-31927	23-3023677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3112 M Street NW, Washington, D.C. 20007

(Address of Principal Executive Offices)

(202) 400-3700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2014, LaserLock Technologies, Inc. (the “Company”), appointed Scott A. McPherson, age 53, as the Company’s Chief Financial Officer (Principal Financial Officer). As of the commencement of Mr. McPherson’s employment, the Company’s current Chief Financial Officer, Edward Weisberger, will no longer serve as Chief Financial Officer.

Mr. McPherson is currently the Chief Financial Officer of CannLabs, Inc. Mr. McPherson previously served as Chief Financial Officer of the Company from December 2012 to October 2013. Prior to that, Mr. McPherson served as the Chief Financial Officer of Virtual Piggy, Inc., from August 2012 through November 2012. Virtual Piggy, Inc. is a public company that has increased market interest towards the security aspects of online gaming and social networking and has focused its efforts towards delivering a platform technology designed to manage the under 18 age group’s online experience in a secure manner. Mr. McPherson formed McPherson, CPA, PLLC in January 2005, which he continues to manage today. The firm performs accounting and tax services for numerous clients in various industries. The firm also performs litigation support services, primarily involving class action lawsuits and other lawsuits involving accounting malpractice or manipulation. The firm has successfully assisted small public companies by developing procedures for them to implement in order to initially comply and maintain compliance with the Sarbanes-Oxley Act. All of these services are conducted under the direction of Mr. McPherson. Prior to the formation of McPherson, CPA, PLLC, Mr. McPherson was a partner in the SEC, Merger and Acquisition and Co-Chairman of the Litigation Support departments of a regional certified public accounting firm.

Mr. McPherson will be an “at-will” employee of the Company and will be paid a monthly retainer of $6,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2014

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Neil Alpert
Neil Alpert
President and CEO

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